Exhibit 10.1

[Semtech Logo]

March 8, 2006

Mr. Mohan Maheswaran

[home address]

Re:	Employment Offer

Dear Mohan:

Thank you for your interest in joining Semtech Corporation (Company). This letter sets forth the essential terms of our offer of employment to you.

1.

Position and Duties: You would be our Chief Executive Officer and President. In this role, you would report to the Board of Directors of the Company (Board). You would be expected to perform the normal executive duties and responsibilities associated with this position, and to comply with all lawful and reasonable orders given to you from time to time by the Board. Further, you would join the Board immediately and be nominated to stand for election as a Director at the Company’s next annual meeting of shareholders to be held on June 15, 2006. You would not receive any fees or additional compensation for attending Board or Board committee meetings or otherwise serving as a Board member (Director).

2.

Start Date: We would like you to start in this position as soon as all of the conditions for employment detailed below have been satisfied. Based on our most recent conversations, you will report for work at the Company’s headquarters in Camarillo, California on April 3, 2006 (Start Date).

3.	Conditions. This offer, and any employment pursuant to this offer, is conditioned on the following:
(a)

Proof of Right to Work. As required by law, your ability to provide satisfactory documentary proof of your identity and eligibility for employment in the United States prior to the date you commence working for the Company.

(b)

Proprietary Agreements. Your signed agreement to, and ongoing compliance with, the terms of our (a) Policy Regarding Confidential Information and Insider Trading for All Employees, (b) Invention Assignment & Secrecy Agreement, and (c) Employee Confidentiality Agreement and Proprietary Rights Assignment (except that Section 3 of such agreement would not apply to communications with Company

Mohan Maheswaran

March 8, 2006

personnel who need to know such information in connection with their work for the Company) (Proprietary Agreements), which are standard agreements signed by all employees of the Company.

(c)

Arbitration Agreement. Your signed agreement to our standard Employee Acknowledgement and Agreement that indicates receipt of the Employee Handbook and provides for arbitration of any disputes related to this offer and your employment.

(d)

Drug Test. Your successfully passing a pre-employment drug screen. In anticipation of your favorable reply to this offer, we have enclosed a chain of custody form which you should take with you to one of the drug screen clinics listed.

(e)	Background Check. Your successfully passing a background check, and verification of your education, job history, and references.
(f)

Signed Offer Letter. Your return of the enclosed copy of this letter, after being signed by you without modification. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company, or business enterprise that may be an impediment to your employment with, or your providing services to, the Company, as its employee.

4.	Equity Award Grants: The Company would award you the following equity awards on the Start Date:
(a)

Restricted Stock. You would receive a restricted stock award for 100,000 shares of the Company’s common stock (Shares). 25% of the covered Shares would vest on the first anniversary of your Start Date, with 1/16th of the total covered Shares vesting on the first business day of the 8th week of each fiscal quarter thereafter (so that all of the Shares shall be 100% vested approximately four years after the grant date), and to satisfy your federal and state income and payroll tax liabilities with respect to such vesting, the Company will retain a number of Shares which have a fair market value equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state income tax and payroll tax purposes that are applicable to such supplemental taxable income.

(b)

Stock Option. You would be granted a non-qualified stock option to purchase 250,000 Shares. The exercise price would equal the fair market value of the Shares on the trading date preceding the Start Date. 25% of the Shares subject to the option would vest on each of the first four annual anniversaries of your Start Date. The option would have a 6 year term,

Mohan Maheswaran

March 8, 2006

and the vested portion of the option would be exercisable for 90 days following termination of your employment.

(c)

Performance-Based Stock Option. You would be granted a second non-qualified stock option to purchase up to 250,000 Shares. The exercise price would equal the fair market value of the Shares on the trading date preceding the Start Date. The option would have a six year term, and be subject to vesting on each of the first six annual anniversaries of your Start Date based on annual EPS (as defined below) growth as compared to annual EPS growth of a peer group. EPS for purposes of this subsection (c) means GAAP earnings adjusted to exclude (i) charges and credits under FAS 123R, and (ii) any extraordinary non-recurring items described in Accounting Principles Board Opinion No. 30, with the result divided by the number of shares used in the GAAP fully diluted EPS calculation; provided, however, that if the information regarding charges and credits under FAS 123R is not available for any member of the peer group, then the Compensation Committee, after consultation with you, will make appropriate adjustments. More specifically:

The peer group initially would be Linear Technology Corp (LLTC), Maxim Integrated Products, Inc (MXIM), Intersil Corp (ISIL), Analog Devices, Inc (ADI), Micrel Inc (MCRL), National Semiconductor Corp (NSM), and Texas Instruments, Inc (TXN). The annual EPS growth would be measured, as of each vesting date, as of the most recently completed four quarters for which the peer group companies had publicly disclosed their audited financial statements. The peer group is subject to annual review and modification by the Compensation Committee.

No Share would vest in any year for which the annual EPS growth is below the peer group average.

25% of the Shares originally subject to the option would vest if the Company’s annual EPS growth equals the annual peer index average, with linear interpolation to a maximum of 50% of the Shares vesting if the Company’s annual EPS growth ranks first among the peer group.

For example, on a vesting date, if the peer index average is 10% and the Company’s annual EPS growth is 12% and the #1 rank in the peer index is 20% annual EPS growth, then 75,000 Shares subject to the option would vest on such vesting date (with the 75,000 number to be adjusted appropriately for any stock splits or similar changes in the Company’s capitalization effected without receipt of consideration). To the extent Shares did not vest on any vesting date because the target described above was not achieved, such Shares would vest on future vesting dates if the targets are then achieved (not to exceed 50% of the Shares on any vesting date).

Mohan Maheswaran

March 8, 2006

The vested portion of the option would be exercisable for 90 days following termination of your employment.

Subject to Section 15, your equity awards would vest as described above only if you are employed by the Company through the vesting date in question. The restricted stock and options would have such other terms as the Company determines to be appropriate, as set forth in your formal restricted stock agreement and stock option award agreements (Award Agreements).

5.

Future Equity Awards. Beginning August 2007 and each August thereafter, you would be eligible for additional performance-based stock options and/or other equity awards, as determined by the Compensation Committee in its sole discretion.

6.

Base Salary: You would be paid an annual base salary of $400,000, with the actual amount prorated for the actual period of employment and payable in equal installments in accordance with the Company’s normal payroll practices, subject to appropriate deductions and withholding. Your base salary would be reviewed by the Compensation Committee at least annually and may be increased from time to time.

7.

Annual Bonus: You would be entitled to participate in the Company’s Cash Incentive Bonus Plan that awards bonuses based on a combination of individual performance and corporate performance. Your annual target bonus would be 125% of your base salary. This target amount could be earned if the Company achieves its Corporate EBIT Plan target (which number for fiscal year 2007 has been disclosed to you) and you accomplish other objectives as established under the plan. Your actual bonus may be more (up to 200% of your base salary) if the Company achieves its Corporate EBIT Stretch Plan target (which number for fiscal year 2007 has been disclosed to you) and your personal objectives are achieved, or less than this target amount if the Corporate EBIT Plan target is not achieved and/or some of your personal objectives are not achieved.

For the 2007 fiscal year, the Company would guarantee a minimum payout of 50% of your base salary, prorated to reflect the number of months you were employed with the Company during such year. Except as provided in Section 15, no bonus would be payable if your employment terminates or you resign prior to payment of the bonus.

8.

Deferred Compensation Plan: You would be eligible to participate in the Semtech Executive Compensation Plan, a non-qualified deferred compensation plan. You would be able to contribute up to 100% of your base salary, and the Company would fully match the first 20% of your contributions.

Mohan Maheswaran

March 8, 2006

9.	Auto Allowance: You would be given $637.50 per month auto allowance. You also would be reimbursed for actual gasoline expenses as shown by receipts.
10.

Vacation: You would be entitled to 4 weeks of paid vacation for each full fiscal year of employment, prorated for any employment period that is less than one full fiscal year. Such vacation time would accrue in accordance with the Company’s vacation policy, as amended from time to time.

11.

Expenses: You would be reimbursed for all reasonable and necessary business expenses incurred by you in the performance of your duties and for which reimbursement is requested in accordance with the Company’s applicable procedures and policies, as amended from time to time.

12.

Benefits: You also would be entitled to participate in broad-based benefit plans and programs generally available to the Company’s salaried employees, including 401(k) plan, medical, dental, disability, and life insurance, subject to the terms of the respective plan or program as may be amended from time to time, which may include limitations, restrictions or conditions applicable to senior executives generally.

13.	Relocation Assistance: You would be reimbursed for your documented reasonable and customary relocation and transition expenses, which include:
•	reasonable travel expenses for you and your immediate family for up to two house-hunting and relocation trips,
•	temporary housing for up to 6 months,
•	your weekly air fare for travel between Burbank airport and San Jose airport for up to 6 months,
•	expenses for the packing and shipment of your household goods and autos (excluding planes, boats, and livestock),
•	reasonable relocation travel by your immediate family, and
•

the transaction costs (such as closing costs, inspections, title insurance, legal expenses, brokerage and related fees) you incur for selling your present primary residence and purchasing a new primary residence within daily commuting distance of the Company’s Camarillo headquarters.

You would be grossed-up to offset your tax liability for any imputed income related to such reimbursements.

If you voluntarily resign other than for Good Reason within 2 years of your Start Date, you would be required to reimburse the Company, within 60 days of your last day of employment, for 1/24 of these relocation expenses and gross-up

Mohan Maheswaran

March 8, 2006

payment for each full calendar month less than 24 months that you were not employed by the Company.

14.

At-Will Employment: You would be an at-will employee of the Company. You would have the right to terminate your employment at any time, for any reason or for no reason, as does the Company. This at-will employment relationship cannot be changed except in writing authorized by, and signed on behalf of, the Board.

15.

Termination of Employment: Immediately on the termination of your employment for any reason, you would return promptly to the Company any property in your possession that is owned by the Company, including, without limitation, cell phone, computer, files, and keys. You also agree to resign from all positions and offices within the Company and its affiliates, including Director. Except as provided below, you would not be entitled to any severance benefits on the termination of your employment.

You acknowledge and agree that the severance payments and benefits described below in subsection (a) and (b) would be contingent on your execution of a release agreement, substantially in the form attached hereto as Exhibit A (and revised, as determined to be appropriate by the Company, to reflect changes in the law to ensure the enforceability of such agreement). Further, you acknowledge and agree that the severance payments and benefits described in subsection (a) below are contingent upon your compliance with the covenant described in subsection (c) below.

(a)

Termination Other than for Cause or a Good Reason Resignation. If the Company terminates your employment other than for Cause (as defined below), death or disability, or you resign for Good Reason (as defined below) within 30 days following the occurrence of any of the events constituting a Good Reason event, you would receive:

(i)	12 months of base salary, payable in accordance with the Company’s established payroll schedule but no less often than in monthly installments,
(ii)

12 months of medical, dental, life, and long-term disability insurance at the same coverage levels and on the same terms as on your termination date, to the extent it is possible to maintain such coverage, or an after-tax cash equivalent if it is not possible to maintain the coverage. Such coverage would cease immediately if you become covered by another plan or insurance that offers such benefits, whether or not comparable, and

(iii)	To the extent not already vested, an additional 25% of the equity awards granted on your Start Date would become fully vested,

Mohan Maheswaran

March 8, 2006

with the options vesting under this provision remaining exercisable for 90 days following your termination.

For purposes of this offer letter, “Cause” means (1) an act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in a substantial personal benefit to you, your family or your affiliates (as defined as any entity in which you or your family member has a substantial beneficial interest), (2) your conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than traffic related offenses not involving serious bodily injury), (3) an act by you which constitutes willful misconduct or gross negligence and is materially injurious, or reasonably expected to result in material injury, to the Company, (4) your willful failure to follow the lawful directives of the Board that are consistent with your position and duties, or (5) your material breach of the Code of Conduct, which, for any breach that can be cured going forward, is not cured by you within 15 calendar days after your receipt of written notice from the Company specifying the nature of your purported material breach.

For purposes of this offer letter, “Good Reason” means, without your express, written consent (A) a significant reduction of your duties, title, position or responsibilities relative to your duties, title, position or responsibilities in effect immediately prior to such reduction; (B) a reduction by the Company of your base salary or target bonus as in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; (C) your relocation to a facility or a location more than thirty-five (35) miles from the Company’s current headquarters location; or (D) the Company fails to nominate you to stand for election as a Director at the Company’s next annual meeting of shareholders to be held on June 15, 2006 or for subsequent re-election for so long as you are the Company’s Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any listing standard applicable to the Company.

(b)

Termination following a Change in Control. If within 12 months following a Change in Control (as defined in the Company’s Long-Term Stock Incentive Plan), the Company terminates your employment other than for Cause, death, or disability, or you resign for Good Reason within 30 days following occurrence of any of the events constituting a Good Reason event, you would receive:

Mohan Maheswaran

March 8, 2006

(i)	A bonus for the fiscal year of termination equal to your target bonus, pro-rated from the beginning of the fiscal year to the date of termination,
(ii)

2 times your base salary and 2 times your target bonus (payable in a lump sum within 15 days following your 7-month anniversary of the termination of your employment, if such delay is required pursuant to Internal Revenue Code Section 409A and the Treasury Regulations promulgated thereunder),

(iii)

24 months of medical, dental, life, and long-term disability insurance at the same coverage levels and on the same terms as on your termination date, to the extent it is possible to maintain such coverage, or an after-tax cash equivalent if it is not possible to maintain the coverage. Such coverage would cease immediately if you become covered by another plan or insurance that offers such benefits, whether or not comparable,

(iv)

To the extent not already vested, the equity awards granted on your Start Date would become fully vested and the options vesting under this provision would remain exercisable for 90 days following your termination. Equity awards granted subsequent to your Start Date would be subject to the change in control provisions of the plans and agreements under which they are issued.

(v)	If applicable, the Gross-Up Payment described in Exhibit B.
(c)

Restrictive Covenant. You agree that eligibility for the severance payments and other benefits under Section 15(a) are contingent on your agreement and compliance with the requirement that for a period of one year you do not accept employment nor an engagement as a consultant with a competitor (including Intersil Corporation, International Rectifier Corporation, Maxim Integrated Products, Analog Devices, Inc., Linear Technology Corporation, National Semi-Conductor Company, Micrel, Inc., Texas Instruments, Inc., any other company in the peer group of competitors used in connection with performance based-options issued to you by the Company, and any other company that designs or sells integrated circuits for the end market applications in which the Company’s products are used), where such position is comparable to the position you held with the Company and where you cannot reasonably satisfy the Company that the new employer is prepared to (or such employer does not take adequate steps to) preclude and to prevent disclosure of the Company’s confidential information.

Mohan Maheswaran

March 8, 2006

You acknowledge and agree that the provisions of this Section 15(c) are reasonable and necessary to protect the confidential and proprietary information of the Company and that the restrictions contained herein do not restrain you from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. You also acknowledge and agree that absent the promises and representations made by you in this subsection (c), the Company would not agree to provide you the benefits described in subsection (a).

If you accept employment or a consulting relationship with a competitor as described above, no further payments or eligibility for benefits continuation would be available to you as of the date you commence such employment or consulting.

16.

Attorney’s Fees. You would be reimbursed up to $15,000 for all reasonable legal fees you incur in connection with the negotiation of this offer letter, subject to your proper accounting of such expenses and so long as you execute the offer letter.

17.	Miscellaneous: No other promises or representations have been made to you and this offer letter supersedes all prior oral and written communications between you and the Company.

There may be an interim period between the time that you accept employment with us and the time you leave your present employer. It is essential that you not disclose any of your present employer's trade secrets or confidential or proprietary information to us during this interim period or at any time thereafter, and that you do nothing to impair the quality and loyalty of your service to your present employer during the interim period. It is also important that you advise us of any continuing obligations you have to your employer so that we may support you in your compliance efforts.

If this offer of employment is acceptable to you, please sign and date below and mail the original back to me for my receipt by March 10, 2006.

Very truly yours,

              /s/ John D. Poe

John D. Poe, Acting Chief Executive Officer

I ACCEPT EMPLOYMENT ON THESE TERMS.

/s/ Mohan Maheswaran	Dated: March 12, 2006

Mohan Maheswaran

Exhibit 10.1

[Semtech logo]

EXHIBIT A

FORM OF RELEASE

Date

Mohan Maheswaran

Address

Re: Termination of Employment - Agreement and Release

Dear Mohan:

This letter agreement (“Agreement”) presents the terms, conditions, understandings, and agreements reached between me, Mohan Maheswaran, and Semtech regarding resolution, settlement and release of any disputes or claims I may have arising from my employment by Semtech, including any matters related to the termination of my employment.

I acknowledge that I have the opportunity, should I desire, to consult with an attorney of my choice prior to executing this Agreement.

In consideration of the respective promises, releases, and commitments stated in this Agreement, Semtech and I (collectively referred to as “the Parties”) agree as follows:

1.           Release from Responsibilities/Termination. I am relieved of my responsibilities to and with Semtech effective _________________ (“Notice Date” or “last date of active employment). Under this Agreement, I will remain an employee of Semtech until _________ (___ weeks) at which time my employment with Semtech will terminate (“Termination Date”).

2.	Benefits

(a)         In General. Semtech promises that I will receive the amount and benefits set forth in this Section that are conditioned on my execution of this Agreement, 75% of

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which are being paid to induce me to release any claims I may have under the Age Discrimination in Employment Act (“ADEA”). I may revoke the release of ADEA Causes of Action in Section 3(a) of this Agreement within 7 days after I sign it, in which case I will not receive the amounts or benefits that are being paid to me for my release of ADEA Causes of Action, and my release of ADEA Causes of Action will not go into effect. I acknowledge that my release of ADEA Causes of Action under that section constitutes an entirely separate agreement from the balance of this Agreement. Because my release of ADEA Causes of Action is separate, if I revoke my release of ADEA Causes of Action, I understand that I will not be revoking my release of any Claims (as defined in Section 2(c)) or any other part of this Agreement, which will remain in effect.

(b)         Pre-Termination Compensation. I will continue to receive any present salary on my regular paydays, through the Termination Date. Immediately following the Termination Date, I will receive cash in lieu of any unused vacation days I may then have.

(c)          Consideration. In exchange for this Agreement, I will receive the following payments and benefits as provided in [Section 15(a) or (b)] of that certain Offer Letter, dated as of _________, 2006 (“Offer Letter”: [specifically describe the payments and benefits herein including treatment of equity awards]. These payments and benefits will be paid to me if I re-execute this Agreement during the 15-day period beginning on the day after the Termination Date. I agree that my re-execution of this Agreement shall update this Agreement to reflect any Claims (as defined in Section 3) that I may have accrued since I first executed this Agreement. If I do not satisfy this re-execution requirement, the amount I will be paid shall be reduced to $1000.

(d)         Compensation and Benefit Plans. I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of Semtech or any affiliate following my termination of employment. Thereafter, I will have no rights under any of those plans, except as follows:

(i)        Group Insurance. I will have any legally-mandated rights, if any, to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which I participate. In addition, I shall be entitled to the group insurance benefits prescribed in [Section 15(a)(ii) or (b)(iii)] of the Offer Letter, which reads: [insert language]

(ii)       Qualified and Non-Qualified Plan Retirement Benefits. I will retain any vested benefits under all qualified and non-qualified retirement plans of Semtech, and all rights associated with such benefits, as determined under the official terms of those plans.

(iii)      Equity Awards. my restricted stock and stock options shall vest in accordance with their written terms and, in the case of stock options, be exercisable in accordance with their written terms.

(iv)      Indemnity and D&O Insurance. I will continue to be covered by (a) the terms and conditions of the Indemnity Agreement entered into between Semtech and me on [DATE] (the “Indemnity Agreement”) and (b) the terms of Semtech’s D&O insurance policy for claims against me that arise out of matters or events that occurred prior to the Termination Date.

Payment made under this Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

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3.	Complete Release.

(a)         Release of ADEA Causes of Action. I irrevocably and unconditionally release all claims that I may now have against the Released Parties listed in Section 3(e) under the ADEA, which prohibits age discrimination in employment (ADEA Causes of Action).

(b)         Release of Claims Other Than ADEA Causes of Action. I irrevocably and unconditionally release all claims described in Section 3(c) that I may now have against the Released Parties listed in Section 3(e).

(c)          Claims Released. The claims I am releasing under Section 3(b) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any Released Party listed in Section 3(e). I understand that the term “Claims” does not include any ADEA Causes of Action. I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(i)        Anti-discrimination statutes (other than the ADEA), such as Executive Order 11,141, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

(ii)       Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

(iii)      Other laws, such as any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters, any applicable California Industrial Welfare Commission order.

(iv)      Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 2 or 3(a) of this Agreement): (i) Claims that in any way relate to or arose during my employment with Semtech, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or

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administration of any employee benefit program; (iii) Claims that have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(d)         Unknown Claims and ADEA Causes of Action: I understand that I am releasing Claims and ADEA Causes of Action that I may not know about. That is my knowing and voluntary intent even though I recognize that someday I might regret having signed this Agreement. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims, such as California Civil Code Section 1542. I understand the significance of doing so. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(e)         Released Parties: The Released Parties are Semtech, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

(f)          Claims Not Released: It is my intention to release all Claims and ADEA Causes of Action that I may have. Notwithstanding the previous sentence, Semtech and I agree that this Agreement does not release my rights to enforce this Agreement, such as Semtech’s obligation to make the payments and provide the benefits described in Section 2. Moreover, I understand that this Agreement does not release claims that cannot be released as a matter of law. For example, this Agreement does not release the following types of claims to the extent that they cannot be released as a matter of law: claims under the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the California Workers’ Compensation Act, the California Family Rights Act, and Division 3, Article 2 of the California Labor Code. In determining whether this Agreement provided me with adequate consideration, I assumed that I was releasing all such Claims and ADEA Causes of Action, including those that cannot be released as a matter of law. Based on that assumption, I determined that I was receiving sufficient consideration to induce me to release such Claims and ADEA Causes of Action. Accordingly, I promise never to assert that this Agreement was not knowing and voluntary because I did not know which Claims or ADEA Causes of Action I could not lawfully release. In order to effectuate my intent to release all Claims and ADEA Causes of Action, I agree that if I am ever awarded any amount with respect to a Claim or ADEA Cause of Action against a Released Party that is not extinguished by this Agreement, everything paid to me under Section 2 shall be applied to satisfy any such Claim or ADEA Cause of Action.

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4.	Promises.

(a)         Employment Termination: I agree that my employment with Semtech and its affiliates will end on the Termination Date. Between now and the Termination Date, I agree that no changes to my job duties shall constitute Good Reason under my Offer Letter. No one has represented to me that Semtech or its affiliates will ever seek to rehire me and, except to the extent that their duly authorized officers personally ask me to do so, I will not seek employment with them. Semtech and I acknowledge that I have [voluntarily resigned for Good Reason/been terminated without Cause, as such terms are defined in the Offer Letter].

(b)         Pursuit of Claims: Except as specifically identified above my signature at the end of this Agreement, I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Agreement purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive. If I am ever awarded or recover any amount as to a Claim I have purported to waive in this Agreement, I agree that the amount of the award or recovery shall be reduced by the amounts I was paid under this Agreement, increased appropriately for the time value of money, using an interest rate of 8 percent per annum. To the extent such a setoff is not effected, I promise to pay, or assign to Semtech my right to receive, the amount that should have been set off. I promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. This subsection shall not prohibit me from challenging the validity of the ADEA Causes of Action released in Section 3(a) of this Agreement.

(c)	Return of Property and Company Debts.

(i)        I agree to provide Semtech, or assist Semtech in retrieving, all information, records, or other materials belonging or relating to Semtech or my services with Semtech, in whatever recorded or retrievable form, which are or have been in my possession or control in connection with my employment by Semtech. I agree to return all keys to Semtech files, desks, etc., in my possession, and disclosure to Semtech of all computer or other electronic storage system passwords, access codes, or other electronic "keys." I agree that I will not remove from Semtech nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Semtech of which I gained knowledge or to which I gained access during my employment.

(ii)       Additionally, I agree that I will not remove from Semtech nor retain under my control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or any other item, asset, or property owned, licensed, or utilized by Semtech. I acknowledge that I may be personally liable to the applicable owner for any misuse or misappropriation by me of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property or other rights in the item. I acknowledge that I have returned to Semtech any and all such items which may have been previously used by me in any off site or remote office or work location. The first sentence of this paragraph in no way prohibits me from securing, in my own name and for my own account, any such commercially available program, tool, aid, or item directly from the owner for my own use.

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Company
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(iii)      By my last day of work, I will have cleared all expense accounts, repaid everything I owe to Semtech or any Released Party, paid all amounts I owe on Semtech-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

(d)         Ownership of Claims and ADEA Causes of Action. I have not assigned or transferred any Claim or ADEA Cause of Action I am purporting to release, nor have I attempted to do so.

(e)         Nonadmission of Liability: I agree not to assert that this Agreement is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

(f)          No Disparagement or Harm: I agree not to denigrate or otherwise disparage Semtech, any other Released Party, or any of Semtech’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research, and Semtech agrees that none of its officers or members of its Board of Directors shall denigrate or otherwise disparage me. However, nothing in this subsection (f) shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. I agree not to incur any expenses, obligations, or liabilities on behalf of Semtech.

(g)         Existing Obligations Continue: I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject.

(h)         Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(i)           Other Representations: In addition to my other representations in this Agreement, I have made the following representations to Semtech, on which I acknowledge it also has relied in entering into this Agreement with me:

(i)        There Have Been No Wrongful Acts: I have not suffered any discrimination on account of my age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future or a violation of my rights under the California Family Rights Act, or the Family Medical Leave Act. I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed I, except for unpaid amounts or benefits expressly payable under the terms of this Agreement or not released hereunder.

(ii)       My Factual Allegations Were Truthful: To the best of my knowledge, all of the factual allegations I made that induced Semtech to enter into this Agreement are true in all material respects.

(iii)      ADEA Release Requirements Have Been Satisfied: I understand that this Agreement had to meet certain requirements to validly release any ADEA Causes of Action I might have had, and I represent that all such requirements were satisfied. (These requirements are that (1) my entering into this agreement had to be knowing and

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Employee
Company
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voluntary (i.e., free from fraud, duress, coercion, or mistake of fact); (2) this agreement had to be in writing and be understandable; (3) it had to explicitly waive current ADEA Causes of Action; (4) it could not have waived future ADEA Causes of Action; (5) it must have been paid for with something to which I was not already entitled; (6) Semtech had to advise me in writing to consult an attorney; (7) Semtech normally had to give me at least 21 days in which to consider my ADEA release; and (8) Semtech normally had to give me at least 7 days within which to revoke my ADEA release after signing it.) I further understand that if I had executed this Agreement in connection with an employment termination program, I would have been entitled to more time to consider this Agreement and to information about other persons selected or eligible for the program under which I was terminated; I represent that all factual or legal questions I had about whether I was terminated pursuant to an employment termination program were answered satisfactorily and that I was not terminated pursuant to such a program.

(j)           False Claims Representations and Promises: I have disclosed to Semtech any information I have concerning any conduct involving Semtech or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation Semtech or any affiliate undertakes into matters occurring during my employment with Semtech or any affiliate. I understand that nothing in this Agreement prevents my from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against Semtech or any affiliate.

(k)          Cooperation Required: I agree that, as requested by Semtech, I will fully cooperate with Semtech or any affiliate in effecting a smooth transition of my responsibilities to others. I also agree to make myself available upon reasonable advance notice to meet with Semtech or its representative to provide any facts or other information I may have regarding any matter related to my duties while employed by Semtech.

(l)           Non-Solicitation. I agree that, for a period of twenty four months following my Notice Date, I shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Semtech, to perform work or services in any capacity for any other person or entity other than Semtech; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Semtech; provided, however, that I shall be permitted to solicit my personal assistant to continue to work for me or my successor employer.

(m)        This Release to be Kept Confidential: Except with respect to knowledge that is available from perusing Semtech’s publicly available filings, I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent prohibited by law, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify Semtech of a disclosure obligation or request within 1 day after I learn of it and permit Semtech to take all steps it deems to be appropriate to prevent or limit the required disclosure).

5.	Consequences of Violating Promises

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Employee
Company
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(a)         General Consequences: In addition to any other remedies or relief that may be available, Semtech and I agree to pay the other party’s attorneys’ fees (including in-house counsel costs) and damages the Released Parties or I, respectively, may incur as a result of breaching a promise made in this Agreement (such as by suing a Released Party over a released Claim or disparaging me) or if any representation made in this Agreement was false when made. We agree that the minimum damages for each breach will be a liquidated sum equal to half of the attorneys’ fees each Released Party or me, as applicable, incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that Semtech would be irreparably harmed by any actual or threatened violation of Section 4 that involves Release-related disclosures or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that Semtech will be entitled to an injunction prohibiting me from committing any such violation.

(b)         Challenges to Validity: Should I attempt to challenge the enforceability of the release of Claims in Section 3(b), I agree first (1) to deliver a certified check to Semtech for all amounts I have received on account of my release of Claims because I signed this Agreement, plus 8 percent interest per annum, (2) to direct in writing that all future benefits or payments I am to receive because I signed this Agreement be suspended, and (3) to invite Semtech to cancel this Agreement. If Semtech accepts my offer, this Agreement will be canceled. If it rejects my offer, Semtech will notify me and deposit the amount I repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Agreement. If the release of Claims in Section 3(b) is determined to be enforceable, Semtech is to pay me the amount in the account, less any amounts I owe Semtech. If the release of Claims in Section 3(b) is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Agreement in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

6.           Consideration of Release. I acknowledge that, before signing this Agreement, I was given at least 21 days in which to consider this Agreement. I waive any right I might have to additional time within which to consider this Agreement. I further acknowledge that: (1) I took advantage of the time I was given to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive; and (6) Semtech, in writing, encouraged I to discuss this Agreement with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.

7.           Authority. Semtech represents and warrants that the undersigned has the authority to act on behalf of Semtech and to bind Semtech and all who may claim through it to the terms and conditions of this Agreement. I represent and warrant that I have the capacity to act on my own behalf and on behalf of all who might claim through I to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8.           No Representations. Each Party acknowledges that in deciding to sign this Agreement, it has not relied upon any representations or statements that are not specifically set forth in this Agreement.

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9.           Severability.      In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.         Entire Agreement. This agreement represents the entire agreement and understanding between Semtech and me concerning my employment with and separation from Semtech, and supersedes and replaces any and all prior agreements and understandings concerning my relationship with Semtech and my compensation by Semtech, other than my Employee Confidentiality Agreement and Proprietary Rights Agreement, my Invention Assignment and Secrecy Agreement, my Policy Regarding Confidential Information and Insider Trading for All Employees, and my Employee Acknowledgement and Agreement.

11.         No Oral Modification.     This agreement may only be amended in writing, signed by me and an authorized representative of Semtech.

12.         Governing Law/Enforcement.     This agreement shall be governed by the laws of the State of California. The Parties agree to resolve any claims they may have with each other (except for claims for temporary restraining orders or preliminary injunctions to aid in arbitration only) through final and binding arbitration in accordance with my Employee Acknowledgement and Agreement, which is incorporated by reference herein.

13.         Counterparts.    This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISION BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND ADEA CAUSES OF ACTION. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND YOU SHOULD CONSULT YOUR ATTORNEY.

The only lawsuits, charges, complaints, or claims I have filed to date relating to my employment (including docket number and name) are: _______________________

_____________________________________________________________________. I agree to cause the withdrawal or dismissal with prejudice of all of these matters, to the extent still pending within 5 days after this Agreement becomes irrevocable, and until such withdrawal or dismissal is accepted or ordered, no amounts otherwise due I under this Agreement shall become payable.

Executed at _________, this _____ day of _____, 20___

________________________________________________

Employee

Executed at _________, this _____ day of _____, 20___

________________________________________________

Company

Re-executed after my __________________, 20__ Termination Date on this ____day of ___________________, 20__.

__________________________________________________

Employee

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Company
A10

STATEMENT OF COUNSEL

I represented Mohan Maheswaran (Employee) in negotiating the general release (Release) dated [date] with Semtech Corporation (Company). I fully advised the Employee of the scope, meaning, and legal effect of each provision contained in the Release. The Employee acknowledged to me that the Employee carefully read and fully understood all of the provisions of the Release, including the provision by which the Employee released all of the Employee’s claims, both known and unknown, against Semtech and all other related parties (Released Parties).

I agree to be bound by any provisions in the Release relating to confidentiality, nondisclosure, or the Employee’s or my attorney’s fees and costs, to the same extent as if I, not the Employee, had executed that agreement. Except to the extent otherwise explicitly provided for in the Release, I agree that neither Semtech nor any of the Released Parties is obligated to pay or will be paying any of those fees and costs, and I promise never to seek to hold any of them liable for those fees and costs.

[Attorney’s Name]

Date:

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Exhibit 10.1

EXHIBIT B

1.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY
1.1

Anything in this offer letter to the contrary notwithstanding, in the event it shall be determined (as hereinafter provided) that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 1.1) (Payment) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the Excise Tax), then you shall be entitled to receive an additional payment (Gross-Up Payment) in an amount such that after payment by you of all federal, state, and local taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

1.2

Subject to the provisions of Section 1.3 below, all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company principal outside accounting firm or another “Big Four” accounting firm selected by the Company (Accounting Firm), which shall provide detailed supporting calculations both to the Company and you within thirty (30) calendar days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company (Determination). The Company and you shall each provide the Accounting Firm access to and copies of any books, records and documents related to the calculation of the Excise Tax and in the possession of the Company or you, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 1.2. All fees charged by the Accounting Firm for its services provided in connection with this Agreement shall be paid by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11.3 and you thereafter are required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

1.3

The federal, state and local income or other tax returns filed by you shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by you. You shall make proper payment of the amount of any Excise Tax, and provide to the Company at its request true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm revises its prior Determination and provides you with written notice (which shall satisfy the requirements of Section 1.2) that its prior Determination was erroneous and setting forth its revised Determination, then within thirty (30) calendar days (i) the Company shall pay you any resulting increase in the Gross-Up Payment and (ii) you shall repay to the Company the amount of any reduction in such Gross-Up Payment (net of any taxes payable by you with respect to such amount).

You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

•	give the Company any information reasonably requested by the Company relating to such claim,

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•

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

•	cooperate with the Company in good faith in order effectively to contest such claim, and
•

permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties), and the fees of your legal counsel, incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after your receipt of an amount advanced by the Company pursuant to the preceding paragraph, you receive any refund with respect to such claim, then you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to the preceding paragraph, a determination is

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made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the you pursuant to this Section 1. To the extent such advance exceeds the amount of the Gross-Up Payment paid by the Company to you after the offset provided by the previous sentence, you shall repay the difference to the Company within thirty (30) calendar days after such determination.

1.4

If you become entitled to receive a Gross-Up Payment in accordance with this Section 1, the Company shall pay you the Gross-Up Payment within thirty (30) calendar days after the determination of the amount thereof; provided, however, that in no event shall payment of the Gross-Up Payment occur before the date of your termination.

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